Exhibit 6.2

GOBIG PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (“Agreement”) is between GoBig dba OnDemand Business Software, Inc., a California Corporation (“GoBig”) and ____Mivium, Inc.____ (“Client”), a __Delaware corporation_________________________________ (type of corporation), located at (address):__1800 Tyler Ave, S El Monte, CA 91733_________________.

This Agreement is effective as soon as the last Party executes the Agreement. GoBig and Client will individually be referred to as a “Party” or collectively as the “Parties.” The Parties agree they may supplement this Agreement with respect to particular assignments with a written Statement of Work and/or a written Work Order or Purchase Order executed by both Parties. In the absence of any properly executed Statement of Work, Work Order or Purchase Order, this Agreement still creates a binding and enforceable contract between the Parties. No such supplemental Work Order, Purchase Order or Statement of Work will be valid unless signed by authorized representatives of both Parties.

I.	Manner of Performance

GoBig shall use commercially reasonable efforts to perform the professional services in a timely and professional manner with competent qualified individuals. GoBig will retain the sole and exclusive right to supervise, control or direct the manner or means by which the professional services are performed and may subcontract some of its services.

II.	Client Responsibilities

Client shall make readily available in a timely manner at no charge to GoBig all business requirements, technical data, computer facilities, programs, files, lists, documentation, test data, sample output, or other information and resources (collectively, “Business Requirements”) required by GoBig for the performance of the professional services. Client will be responsible for, and assumes the risk of any problems resulting from, the content, accuracy, completeness and consistency of all Business Requirements supplied by Client. Client shall provide, at no charge to GoBig, office space, services, personnel and equipment (such as copies, fax machines, and modems) as GoBig reasonably requires performing the professional services.

III.	Professional Fees and Expenses

Except for work within the scope of a fixed price engagement, GoBig will determine its fees by the actual time spent on a time and materials basis at GoBig prevailing rates in effect at the time services are performed and bill Client monthly. Unless the Parties agree in writing in advance on a fixed cost arrangement, all work will be performed on a time and materials basis. GoBig makes no representation that work done on a time and materials basis can be completed within estimated parameters. Client agrees to pay for all hours of service worked unless such service is contrary to the provisions of a valid Work Order, Purchase Order Statement of Work executed by GoBig or Client has provided GoBig with written notice not to perform specified work in advance of GoBig personnel performing the services. If agreed in a Statement of Work, or Work Order, or otherwise in writing by the Parties, the Parties may agree to a fix price for certain deliverables or projects. In addition to consulting time and fixed price amounts unless otherwise covered under a Statement of Work, Work Order or GoBig Purchase Order, GoBig will bill and Client will be responsible for all out of pocket expenses incurred in connection with any assignment for Client. The Parties agree that expenses are not normally included in estimates. Client shall calculate and pay all taxes, duties, levies, tariffs or similar charges of any kind (including withholding or value added taxes) imposed by any federal, state, local, or other governmental entity for products or services provided under this Agreement, excluding only taxes based solely on GoBig’s net income. Client shall hold GoBig harmless from all claims and liability arising from Client’s failure to support or pay any such taxes, including duties, levies, tariffs or similar charges.

1| Page	2023 GoBigWeb

IV.	Termination

Either Party may terminate services performed under this Agreement with 30 days advance written notice to the other Party without cause, or immediately with reasonable cause. With respect to Client, reasonable cause means work not performed in substantial compliance with the Statement of Work or Work Order. With respect to GoBig, reasonable cause means the failure of Client to pay in accordance with this Agreement or Client’s failure to cooperate with GoBig. Upon termination both with and without cause, Client agrees to pay all services performed up to the effective date of termination including any hosting expenses, development fees, API fees, processing fees, restocking charges, non-cancelable expenses and return travel to all deployed GoBig personnel and representatives.

V.	Force Majeure

GoBig will not be responsible for failure to perform in a timely manner when its failure results from any the following: acts of God or public enemies, civil war, insurrection, riots, strikes, work stoppages, fire, serious accidents, labor trouble, work interruption, or any other cause beyond GoBig’s reasonable control.

VI.	Independent Contractors

The relationship between GoBig and Client established by this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed or implied to (i) give either Party the power to supervise, direct or control the day-to-day activities of the other or (ii) to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

VII.	Intellectual Property Rights

A. For purposes of this Agreement, Intellectual Property means any patent rights, copyrights, trade secrets, proprietary information, trade names, service marks, moral rights, know-how and any other similar rights or intangible assets recognized under any laws or international conventions, and in any country or jurisdiction in the world, as intellectual creations to which rights of ownership accrue, and all registrations, applications, disclosures, renewals, extensions, continuations or reissues of the foregoing now or hereafter in force. Intellectual Property includes all modifications, improvements and derivates thereof.

2| Page	2023 GoBigWeb

B. Unless specified to the contrary in writing and subject to the limitations set forth in this section, GoBig will provide its professional services on a “Work for Hire” basis and Client will have all rights of ownership in the works developed under this Agreement. Subject to exceptions specified in this Section, GoBig will assign to Client all of its worldwide right, title and interest in and to any and all deliverables, modifications, enhancements, improvements, and derivative works of deliverables or services provided under this Agreement, any inventions or other subject matter developed in connection with work under this Agreement; and all patent rights, copyrights, trade secret rights, and other intellectual property rights relating to any of the foregoing. GoBig agrees to sign all documents and perform all acts reasonably necessary to perfect the foregoing assignment and to enforce and defend the assigned intellectual property rights. If any or all of the foregoing subject matter is not assignable for any reason, then GoBig grants to Client a worldwide, perpetual, unrestricted, royalty-free, fully paid up, exclusive license, including the right to grant and authorize sublicenses, under all patent rights, copyrights, trade secrets and other intellectual property rights in or to the non-assignable subject matter to make, have made, use, sell, offer for sale, and import any and all products, services or components; practice any method or process; copy, modify, have modified, create and have created derivative works of the non-assignable subject matter; publicly display and distribute the non-assignable subject matter and any modifications or derivative works thereof; and otherwise exploit the non-assignable subject matter for any and all purposes. Client agrees and GoBig obligations hereunder are subject to Client assuming all costs and paying GoBig for all time required for such assignment on a time and materials basis at the then current GoBig hourly rates.

C. Notwithstanding the foregoing, GoBig shall retain all right, title and interest in and to any Intellectual Property owned by GoBig before this Agreement became effective and all Intellectual Property independently developed by GoBig while this Agreement is in effect provided that such Intellectual Property does not incorporate and is not a derivative work of any portion of the Intellectual Property of Client.

D. Client grants to GoBig a non-exclusive perpetual royalty-free license in all work resulting from services provided under this Agreement by GoBig or its representatives in circumstances where Client has become the owner of such work under the terms of this Agreement. Client understands GoBig may use such licensed work in connection with engagements with third parties.

VIII.	Warranties

GOBIG WARRANTS THAT IT HAS FULL POWER AND AUTHORITY TO ENTER INTO A PROFESSIONAL SERVICES AGREEMENT WITH CLIENT. GOBIG WARRANTS THAT ALL SERVICES WILL BE PERFORMED CONSISTENT WITH GENERALLY ACCEPTED INDUSTRY STANDARDS AND IN A WORKMANLIKE MANNER BY QUALIFIED PERSONNEL. GOBIG EXPRESSLY DISCLAIMS ANY WARRANTIES CONCERNING YEAR 2000 COMPLIANCE OR MILLENIUM DATE READINESS. GOBIG DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED IMPLIED WARRANITES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, USAGE OF TRADE AND COURSE OF DEALING WITH RESPECT TO PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT. THIRD PARTY COMMERCIAL SOFTWARE VENDORS MAY OFFER WARRANTIES FOR SOFTWARE LICENSES PURCHASED BY OR LEASED TO THE CLIENT. GOBIG DISCLAIMS ALL WARRANTIES EXPRESSED OR IMPLIED, IN ALL SUCH SOFTWARE UNLESS SPECIFICALLY STATED IN A SEPARATE SOFTWARE LICENSE AGREEMENT BETWEEN GOBIG AND CLIENT. SUBJECT TO THE PROVISIONS OF SECTION VII AND WHAT MAY BE CONTAINED IN A VALID PURCHASE ORDER, STATEMENT OF WORK OR WORK ORDER, GOBIG HAS LICENSED NO SOFTWARE TO CLIENT.

3| Page	2023 GoBigWeb

IX.	Limitation of Liability

THE ENTIRE LIABILITY OF GOBIG TO THE CLIENT AND ANY OTHER PARTY FOR ANY LOSS OR DAMAGE RESULTING FROM ANY CLAIMS OR ACTIONS ARISING OUT OF ANY WORK ORDER, STATEMENT OF WORK, PURCHASE ORDER, THIS AGREEMENT OR THE PERFORMANCE OR THE FAILURE TO PERFORM SPECIFIC SERVICES SHALL NOT EXCEED THE FEES PAID TO GOBIG FOR THE SERVICES UNDER THIS AGREEMENT WITHIN THE TWEVELE MONTHS IN WHICH THE CLAIM ARISES. IN NO EVENT WILL GOBIG BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS INFORMATION, LOSS OR DAMAGE TO REPUTATION OR OTHER PECUNIARY LOSS) ARISING OUT OF ANY WORK ORDER OR THIS AGREEMENT FOR THE PERFORMANCE OF SPECIFIC CONSULTING SERVICES OR FOR ACTS OF NEGLIGENCE. THIS PROVISION WILL SURVIVE TERMINATION OF THIS AGREEMENT. GOBIG IS NOT RESPONSIBLE OR LIABLE FOR ANY LIABILITY BY DELAY IN DELIVERY OR FURNISHING OF SERVICES.

X.	Bargained For Basis

EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR TERMS OF THIS AGREEMENT. THEY TAKE INTO ACCOUNT AND REFLECT THE CONSIDERATION GIVEN BY EACH PARTY PURSUANT TO THIS AGREEMENT AND THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

XI.	Consumer Protection Laws

THE PARTIES ACKNOWLEDGE THAT ALL OF THE PRODUCTS AND SERVICES COVERED UNDER THIS AGREEMENT ARE BUSINESS PRODUCTS AND SERVICES NOT CONSUMER PRODUCTS AND SERVICES. THE APPLICATIONS ARE COMMERCIAL RATHER THAN CONSUMER ORIENTED IN NATURE. IN EXECUTING THIS AGREEMENT, THE PARTIES RECOGNIZE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CONSUMER PROTECTION LAWS DO NOT APPLY.

XII.	Confidential Information

The Parties may furnish each other confidential information. “Confidential Information” means all non-public business and technological information including source code, documentation, specifications, data bases, system designs, file layouts, tool combinations, and development methods. Confidential Information also includes business or financial affairs, which may incorporate business methods, marketing strategies, pricing, competitor information, product development strategies and methods, customer lists, supplier lists, personnel information, identity of actual or potential joint venture, merger or acquisition partners, the terms of this Agreement or other contractual arrangements between the parties and financial results. Confidential Information also includes information received from others; both oral and written that each party is obligated to treat as confidential. No Client information will be Confidential Information unless it is so labeled. All Client oral disclosures must be followed by a written description within ten (10) days of the oral disclosure in order for that oral disclosure to qualify as Confidential Information. Confidential Information does not include information that is public at the date of disclosure, information that is legally disclosed by a third party who is under no duty not to disclose the information, and information the Client knew, as evidenced by written records, before GoBig disclosed that information publicly or directly to the Client and provided the Client did not obtain that information illegally. The Parties agree to keep all Confidential Information confidential until it is no longer Confidential Information. Client agrees to maintain the Confidential Information in strict confidence, not disclose it to any third party unless required in connection with obligations under this Agreement. The Parties will require their officers, directors, employees, agents and representatives to similarly restrict disclosure and use. Each Party is responsible for any wrongful disclosure by its employees, officers, directors and agents. If any court or other authority orders the disclosure of Confidential Information, the Parties will use their best efforts to protect confidentiality and immediately notify the disclosing party so that it may also take actions to preserve confidentiality. Each Party may use Confidential Information received from the other Party only in connection with fulfilling its obligations under a consulting engagement with the other Party or an affiliate of the other Party.

4| Page	2023 GoBigWeb

XIII.	Indemnification

Should any third Party, including Client employees and contractors, make a claim against GoBig or any GoBig employee, officer, director, agent or representative relating directly or indirectly to the contents of this Agreement including but not limited to intellectual property infringement of Client intellectual property, any Work Order, Purchase Order or Statement of Work, Client agrees it will make the damaged or threatened party whole. This means Client will defend, indemnify and hold each of the damaged or threatened parties harmless. Client will indemnify GoBig for all liabilities, expenses and costs of any nature, including legal fees, arising out of or relating to a breach by Client of this Agreement, regardless of when the event triggering the damage is discovered. This provision will survive termination of this Agreement.

XIV.	Interpretation

GoBig and Client will not treat any failure to object to any terms of this Agreement as a waiver of those terms. Consent or approval on any one occasion does not mean consent on any other item or any other time. This Agreement shall be interpreted equally as to all Parties. If an arbitrator or court of competent jurisdiction determines any part of this Agreement invalid or unenforceable, and the decision is not subject to appeal, the Parties agree that the particular part will be deemed severed. If a term is invalid because of its scope, the term will be deemed valid to the extent of the scope permitted by applicable law. This Agreement cannot be modified and no Party may waive any rights unless it is done in writing and the impacted party signs the writing. This Agreement will be binding on successors and assigns. The Parties agree that a facsimile signature will be valid as an original and that the Parties may execute more than one copy of this letter Agreement. The Parties will treat each such copy as the single original. This provision will survive termination.

5| Page	2023 GoBigWeb

XV.	Payment Terms

GOBIG WILL INVOICE CLIENT MONTHLY. ALL INVOICES ARE PAYBLE UPON RECEIPT, WITHIN 10 DAYS OF RECEIPT OF INVOICE. GOBIG AT ITS OPTION MAY CHARGE INTEREST ON ANY AMOUNT UNPAID MORE THAN 14 DAYS AT THE LOWER OF 1-1/2% PER MONTH OR THE HIGHEST RATE PERMITTED BY LAW. CLIENT AGREES TO PAY ALL COSTS OF COLLECTION INCLUDING LEGAL FEES.

XVI.	Notices

Should a Party have to notify the other for any reason that party agrees to do so in writing delivered personally, by mail or by reputable overnight delivery service. Writings should be addressed to the person who executes this Agreement and whose name and address appear on the last page of this Agreement. The Parties can change these addresses by notifying each other in writing in accordance with the terms of this Agreement.

XVII.	Entire Agreement

Alone, or in conjunction with a fully executed Work Order, Purchase order and/or Statement of Work if such documents exist with respect to particular assignments, this document constitutes the entire agreement between the Parties. Each Party agrees that this Agreement together with Work Order and Statement of Work as the case may be, are the complete and exclusive statement of the Parties regarding the specific subject matter hereof and supercedes and merges all prior proposals, understandings and agreements, or written between the parties relating to the subject matter hereof, including without limitation, the terms of any request for proposal issued to the Client or the standard printed terms on any purchase order issued by Client. In the event of a conflict between this Agreement, any Work Order, Statement of Work, or any other agreement between the Parties, the provisions in this document will prevail, unless expressly waived by the Parties in writing.

XVIII.	Dispute Resolution

The Parties agree to resolve all claims, disputes and controversies past, present or future arising out of or related to, this letter Agreement against each and against respective officers, directors, agents and employees in final and binding arbitration in San Diego, California under the rules of the American Arbitration Association (“AAA”). The Parties agree to waive any rights to trial by jury, adjudication in a different venue and notice requirements. The arbitrator will be an individual knowledgeable about the subject matter of the dispute mutually agreed upon by the Parties from a AAA panel. If the Parties cannot agree on an arbitrator, each Party will select an individual from the AAA list, and the two so selected will choose the arbitrator from another AAA panel. The arbitrator will apply the substantive law of California without regard to the principles of conflicts of law or U.S. law, as applicable. The arbitrator will have the exclusive authority to resolve disputes relating to interpretation, applicability and enforcement of this letter Agreement. Each Party agrees to split the cost of arbitration excluding legal fees. The arbitration process, including selection of the arbitrator, exchange of requests for information and the arbitration hearing will be completed within 60 days following the institution of the arbitration by a Party, and the actual arbitration hearing shall be limited to 1 day. The Parties may enter judgment on any arbitration award in any court having jurisdiction. The arbitrator will supply a written opinion setting forth the opinion and reasons for the opinion within 10 days of the arbitration hearing. This paragraph shall survive termination of this Agreement. The arbitrator shall award all costs (excluding arbitration costs) and reasonable attorney fees to the prevailing party in any arbitration or litigation.

6| Page	2023 GoBigWeb

XIX.	Governing Law

Client acknowledges that GoBig is based in the State of California, U.S.A., and requires uniformity and consistency in the laws under which it deals with all of its domestic and international clients. Both Parties expressly waive the application of any law other than California law to claims arising under or related to this Agreement.

XX.	Non-solicitation

The Parties acknowledge and agree that each Party’s employees and consultants are a valuable asset and are difficult to replace. Accordingly, each Party agrees that while this Agreement is effective and for a period of twelve (12) months after termination, they will not knowingly solicit for employment as an employee, independent contractor, or consultant the other Party’s employee, independent contractor, or consultant.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, AND THEY UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. THE PARTIES FURTHER AGREE THAT THIS AGREEMENT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES. EACH PARTY AND EVERY INDIVIDUAL SIGNING THIS AGREEMENT REPRESENTS AND WARRANTS THAT THEY ARE FULLY AUTHORIZED AND EMPOWERED TO ENTER INTO THIS AGREEMENT.

GoBig dba OnDemand Business Software, Inc.

“GOBIG”		“CLIENT”

BY	/s/ Derek Cahill	BY	/s/ Eric Tsai
NAME	Derek Cahill	NAME	Eric Tsai
TITLE	President	TITLE	CEO
ADDRESS	31805 Temecula Parkway	ADDRESS	1800 Tyler Ave
	Temecula, CA 92592		S El Monte, CA 91733
Suite A133
	Date: 4/1/2023		Date: 4/1/2023

EMAIL	dc@gobigweb.com	EMAIL	eric@mivium.com

7| Page	2023 GoBigWeb

APPENDX A – Statement of Work

This provides an Professional Service Fee Proposal for Mivium, Inc. (April 1, 2022 through December 31, 2023). This statement of work is subject to the Terms and Conditions of the Master Services Agreement effective April 1, 2022 (“Agreement”), by and between Mivium, Inc. (Client) and GoBigWeb. The Statement of Work is hereby made part of, and will be performed under, the terms and conditions of the Agreement not otherwise defined in this SOW shall have the meaning assigned to them in the Agreement. This Statement of Work shall expire on December 31, 2023 unless earlier terminated according to terms set forth in the Agreement.

Deliverables: Financial Strategy, Operations, IT infrastructure, Planning, Marketing, Online Services

Perform the following duties to the satisfaction of Mivium, Inc. within the agreed upon proposed budget:

1.	Financial Strategy

a.	Work with Mivium Team to define, track and execute campaigns for Mivium to raise capital.

b.	Support the execution of Pre-Seed to Series A funding campaigns.

c.	Work with partners to develop strategies that align with overall campaign goals & messaging.

d.	Business development with resources to fund Mivium and support market valuation

2.	Operational Support of Mivium

a.	Software system setup and management

b.	Financial controls and processes on accounting, finance and IT systems

3.	Online Services

a.	Mivium website and investment sign up process

b.	Marketing services, email campaigns to online web processes

c.	Financial apps from QuickBooks to stock management

4.	Out of Scope:

a.	Software licensing, media buying / optimization.

b.	Miscellaneous: Travel, third party software, research costs, etc.

c.	Online services, web development, custom development, online integration, mobile apps, design services, etc.

5.	Fee Structure: Monthly fee of $10,000 retainer excluding any fees associated with software services, website development, mobile app development, etc.

In the event there is a material change in scope deliverables, the parties agree in good faith, to attempt to negotiate a fee adjustment. If new, out-of-scope projects arise, Assembly will price and scope accordingly, and submit for Mivium Team review and consideration.

Professional Service Fee Proposal for Client Submission:

$10,000 retainer per month. Payment may be deferred to future agreed upon dates.

8| Page	2023 GoBigWeb

Client Requirements:

●	Client must be timely in following up with requests for feedback on the website, providing content or images.

●	Client must define and agree upon operational and financial direction based on weekly meetings.

●	Client must provide a single point of contact for the project who can quickly respond to requests during the website development process.

●	Client is responsible for payment of third party services. All third party services will be pre-approved by client and added to the client’s credit card after email approval.

●	Client must provide login or access to other services, such as QuickBooks for services to be integrated together.

●	Client must be available for weekly calls to review progress and next steps.

Appendix A Approval:

GoBigWeb dba

OnDemand Business Software, Inc.

“GoBigWeb”		“Client”

BY	/s/Derek Cahill	BY	/s/Eric Tsai
NAME	Derek Cahill	NAME	Eric Tsai
TITLE	President	TITLE	CEO
ADDRESS	555 N. El Camino Real	ADDRESS	1800 Tyler Ave
	San Clemente, CA 92673		S El Monte, CA 91733
Suite A133
	Date: 4/1/2023		Date: 4/1/2023

EMAIL	dc@gobigweb.com	EMAIL	eric@mivium.com

9| Page	2023 GoBigWeb